                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): January 25, 1999 (November 9, 1998)


                             MICREL, INCORPORATED
          (Exact Name of Registrant as Specified in its Charter)




         California               0-25236                  94-2526744
       (State or Other       (Commission File          (I.R.S. Employer
        Jurisdiction of           Number)              Identification No.)
        Incorporation)






              1849 Fortune Drive, San Jose, CA            95131
          (Address of Principal Executive Offices)     (Zip Code)



                             (408) 944-0800
            (Registrant's Telephone Number, Including Area Code)

     Micrel, Incorporated ("Micrel" or the "Company") hereby amends Item 2 and Item 7 of its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 1998 to add certain disclosures to Item 2 and to file the financial statements and exhibits of the Company relating to that certain Merger Agreement dated as of October 21, 1998, as amended.


Item 2.   Acquisition or Disposition of Assets.


     On November 9, 1998, pursuant to that certain Merger Agreement dated as of October 21, 1998, between the Registrant, MISYN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant ("Merger Sub"), and Synergy Semiconductor Corporation, a California corporation ("Synergy"), as amended by that certain side letter dated November 9, 1998, between the Registrant and Synergy (as so amended the "Merger Agreement"), the Registrant acquired Synergy through the merger of Merger Sub with and into Synergy for a cash purchase price of $9.9 million (the "Purchase Price"). Twenty percent (20%) of the Purchase Price was deposited in escrow pursuant to the terms of that certain Escrow Agreement dated November 9, 1998, by and between the Registrant, John F. Stockton, as representative of the Synergy shareholders, and Bank of the West. The balance of the Purchase Price was transferred to the paying agent to be paid to the former Synergy shareholders pursuant to the terms of the Merger Agreement. The Registrant also paid transaction fees of $1.3 million and accrued direct merger costs of approximately $300 thousand.

     Synergy's assets include, among other things, Synergy's accounts receivable, inventory, fixed and tangible personal property (including, without limitation, all machinery, equipment, supplies, tools, tooling, furniture, fixtures, hardware, dies and spare parts), intangible personal property, contracts, books and records and an interest as tenant of certain real property in Santa Clara, California. Synergy's assets also included certain intellectual property used in its business.

     The Purchase Price paid at the closing was paid from the Registrant's working capital funds. The Purchase Price was determined through arms-length negotiations between the Registrant and Synergy, which negotiations took into account Synergy's financial position, operating history, products, intellectual property and other factors relating to Synergy's business. There are no material relationships between Synergy and the Registrant or any of its affiliates, any director or officer of the Registrant or any associate of any such director or officer.

     Approximately $12.9 million of the total Purchase Price and net liabilities assumed of approximately $1.5 million was allocated to intangible assets. Of that amount, approximately $3.7 million was allocated to purchased in-process technology, that has not reached technological feasibility and has no alternative future use, for which the Registrant expects to record a one-time charge in the quarter ended December 31, 1998. The remaining portion of the Purchase Price, $9.2 million, will be allocated to intangible assets, which are expected be amortized on a straight line basis over a period of three to five years. The amount of the one time charge was derived from a valuation based on the Securities and Exchange Commission guidance issued in a September 9, 1998 letter to the American Institute of Certified Public Accountants. See Note 1 of Notes to the Company's Pro Forma Condensed Combining Financial Statements for further discussion of the Purchase Price allocation.

     The purchased in-process technology related to approximately 50 individual development projects that had not reached technological feasibility and, therefore, the successful completion of such projects was uncertain. Those development projects correspond to three existing product lines: supercom, clockworks and logic. At the time of the acquisition, further development remained on these projects and the estimated costs to complete were approximately $1.0 million. Management has not determined whether any product resulting from these projects will become available for sale in fiscal 1999 and, therefore, no assurances can be given as to when revenues from these projects will commence. While the Registrant perceives a future benefit related to completion of these projects, it believes that the failure to reach successful completion would not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

     Significant assumptions used to determine the value of in-process technology included: (i) forecast of net cash flows that were expected to result from the development effort; (ii) an estimate of percentage complete for each project which ranged from 20% to 90% with an average for all projects of 80%; (iii) a discount rate of approximately 30%.

Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.


(a)   Financial Statements of Businesses Acquired:


                                                                     Page
                                                                     ----

Synergy Semiconductor Corporation

Report of Independent Auditors                                         6
Balance Sheets at December 31, 1997 and 1996                           7
Statements of Operations for the Years Ended
  December 31, 1997 and 1996                                           8
Statements of Shareholders' Equity (Deficit) for the Years
  Ended December 31, 1997 and 1996                                     9
Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1996                                          10
Notes to Financial Statements                                         11
Unaudited Condensed Balance Sheets at September 30, 1998
  and December 31, 1997                                               21
Unaudited Condensed Statements of Operations for the Nine
  Months Ended September 30, 1998 and 1997                            22
Unaudited Condensed Statements of Cash Flows for the
  Nine Months Ended September 30, 1998 and 1997                       23
Unaudited Notes to Condensed Financial Statements                     24



(b)   Pro Forma Financial Information:

     The attached unaudited pro forma condensed combining financial statements for the year ended December 31, 1997 and as of and for the nine months ended September 30, 1998 give effect to the purchase of Synergy as of the beginning of the periods presented, whereby Micrel paid approximately $9.9 million in cash for all of the Synergy common and preferred shares outstanding, paid approximately $1.3 million in cash for transaction fees and has accrued approximately $300 thousand in direct acquisition costs and assumed certain operating assets and liabilities of Synergy. Accordingly, the acquired assets and liabilities were recorded at their estimated fair market value at the date of acquisition. The pro forma condensed combining statements of operations assume that the acquisition took place at the beginning of the earliest period presented and combine Micrel's and Synergy's results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998. The unaudited pro forma condensed combining balance sheet combines Micrel's balance sheet as of September 30, 1998 with the Synergy balance sheet as of September 30, 1998, giving effect to the acquisition as if it had occurred on September 30, 1998.

     The pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the beginning of the periods presented nor is it necessarily indicative of future operating results or financial position.

     The pro forma condensed combining financial information should be read in conjunction with the audited historical consolidated financial statements and the related notes thereto of Micrel previously filed and the historical financial statements and related notes thereto of Synergy included herein.

     The following financial statements are attached hereto and filed herewith:


                                                                       Page
                                                                       ----
Micrel, Incorporated

Pro Forma Condensed Combining Balance Sheet as of September 30, 1998    25
Pro Forma Condensed Combining Statement of Operations for the year
  ended December 31, 1997                                               26
Pro Forma Condensed Combining Statement of Operations for the
  Nine Month Period Ended September 30, 1998                            27
Notes to Pro Forma Condensed Combining Financial Statements             28
Index to Exhibits                                                       30


(c)   Exhibits


   Exhibit
    Number                           Description
   --------   ---------------------------------------------------------

     2.1*     Merger Agreement dated October 21, 1998, by and between
              Micrel, Incorporated, MISYN Acquisition Corp. and Synergy
              Semiconductor Corporation.

     2.2*     Letter agreement dated November 9, 1998, between Micrel,
              Incorporated, MISYN Acquisition Corp. and Synergy
              Semiconductor Corporation.

     2.3*     Escrow Agreement dated November 9, 1998, between Micrel,
              Incorporated, John F. Stockton, as representative of the former Synergy shareholders, and Bank of the West.

     23.1     Independent Auditors' Consent (KPMG LLP)

---------------------

  * Previously filed as exhibits to Form 8-K dated November 9, 1998 filed with the Commission on November 23, 1998 regarding the acquisition of Synergy.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               MICREL, INCORPORATED


                                             By:/s/ RAYMOND D. ZINN
                                                -------------------------
                                                    Raymond D. Zinn
                                          President, Chief Executive Officer
                                               and Chairman of the Board

  Dated:  January 25, 1999

                            INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Synergy Semiconductor Corporation:


We have audited the accompanying balance sheets of Synergy Semiconductor Corporation (the Company) as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Synergy Semiconductor Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                        KPMG LLP


Mountain View, California
February 25, 1998, except as to Note 9,
   which is as of May 7, 1998

                    SYNERGY SEMICONDUCTOR CORPORATION
                              Balance Sheets
                       December 31, 1997 and 1996


Assets

                                                    1997            1996
                                                ------------    -----------

Current assets:
  Cash and equivalents                          $  2,607,065      2,683,834
  Accounts receivable, net of allowance
    for doubtful accounts of $1,622,435 in
    1997 and $400,000 in 1996                      7,002,840      4,952,434
  Inventories                                      5,119,361      5,964,909
  Prepaid expenses and other current assets          302,758        118,540
                                                 -----------    -----------
    Total current assets                          15,032,024     13,719,717

Machinery and equipment, net                      12,125,314     12,546,372
Other assets                                         245,046        245,046
                                                ------------   ------------
                                                $ 27,402,384     26,511,135
                                                ============   ============


Liabilities and Shareholders' Equity

Current liabilities:

  Accounts payable                              $  2,290,933      3,310,947
  Line of credit                                   3,264,191      2,909,898
  Current portion of loans payable                 1,870,970      1,537,256
  Current portion of promissory notes              1,707,103        900,000
  Current portion of capital lease obligations       375,535        366,616
  Accrued payroll and related expenses             1,176,675        915,052
  Deferred revenue                                 1,003,704      1,017,163
  Other accrued liabilities                          755,282        472,749
                                                ------------    -----------
    Total current liabilities                     12,444,393     11,429,681

Long-term liabilities:

  Loans payable, less current portion              7,614,473      8,785,443
  Promissory notes, less current portion             772,727      1,600,000
  Capital lease obligations, less
    current portion                                    2,999        378,241
                                                ------------    -----------
        Total liabilities                         20,834,592     22,193,365
                                                ------------    -----------
Commitments

Shareholders' equity:

Convertible preferred stock, no par value;
  14,000,000 shares authorized; 11,520,574
  shares issued and outstanding (liquidation
  preference of $7,381,506 as of December 31,
  1997)                                            7,297,057      7,297,057
Common stock, no par value; 18,000,000 shares
  authorized; 2,717,422 and 2,716,094 shares
  issued and outstanding in 1997 and 1996,
  respectively                                    31,909,800     31,900,558
Accumulated deficit                              (32,639,065)   (34,879,845)
                                                ------------    -----------
Total shareholders' equity                         6,567,792      4,317,770
                                                ------------    -----------

                                                $ 27,402,384     26,511,135
                                                ============    ===========

See accompanying notes to financial statements.


                         SYNERGY SEMICONDUCTOR CORPORATION
                             Statements of Operations
                      Years ended December 31, 1997 and 1996

                                                    1997            1996
                                                -----------     -----------
Net revenues:

Product revenues                                $ 36,783,355     32,550,387
Contract engineering revenues                         45,000      1,125,540
License revenues                                     600,000             --
                                                ------------    -----------

  Total net revenues                              37,428,355     33,675,927

Cost of sales                                     19,618,361     18,825,849
                                                ------------    -----------

  Gross margin                                    17,809,994     14,850,078
                                                ------------    -----------
Operating expenses:

  Research, development, and engineering           9,136,617      8,377,373
  Marketing, general, and administrative           5,857,766      6,575,692
                                                ------------    -----------

    Total operating expenses                      14,994,383     14,953,065
                                                ------------    -----------

    Income (loss) from operations                  2,815,611       (102,987)

Other income, net                                    889,066         61,456
Interest expense, net                             (1,463,897)      (597,345)
                                                ------------    -----------

    Net income (loss)                            $ 2,240,780       (638,876)
                                                ============    ===========

See accompanying notes to financial statements.

                               SYNERGY SEMICONDUCTOR CORPORATION
                  Consolidated Statements of Shareholders' Equity (Deficit)
                             Years ended December 31, 1997 and 1996


                                Convertible                                                 Total
                              preferred stock          Common stock         Accumulated  shareholders'
                          ---------------------    -----------------------
                           Shares        Amount     Shares       Amount       deficit       equity
                          ----------  -----------  ---------  ------------  ------------  ----------

Balances as of
  December 31, 1995       11,520,574  $ 7,297,057  2,554,732  $ 31,894,187  (34,240,969)  4,950,275

Issuance of common stock
  to employees, net of
  repurchases                     -            -     161,362         6,371           -        6,371

Net loss                          -             -         -             -      (638,876)   (638,876)
                          ----------  -----------  ---------  ------------  ------------  ----------
Balances as of
  December 31, 1996       11,520,574    7,297,057  2,716,094    31,900,558   (34,879,845) 4,317,770

Issuance of common stock
  to employees, net of
  repurchases                     -            -       1,328         6,742            -       6,742

Issuance of warrants in
  connection with loan
  financing                       -            -          -          2,500            -       2,500

Net income                        -            -           -            -      2,240,780  2,240,780
                          ----------  -----------  ---------  ------------  ------------  ----------
Balances as of
  December 31, 1997       11,520,574  $ 7,297,057  2,717,422  $ 31,909,800    (32,639,065)6,567,792
                          ==========  ===========  =========  ============  ============  ==========

See accompanying notes to financial statements.


                         SYNERGY SEMICONDUCTOR CORPORATION
                             Statements of Cash Flows
                       Years ended December 31, 1997 and 1996

                                                    1997            1996
                                                -----------     -----------
Cash flows from operating activities:

Net income (loss)                               $ 2,240,780        (638,876)
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
    Depreciation and amortization                 2,058,444       1,006,484
    Gain on disposal of capital equipment          (883,519)         11,739
    Changes in operating assets and liabilities:
      Accounts receivable, net                   (2,050,406)     (1,509,958)
      Inventories                                   845,548          (3,671)
      Prepaid expenses and other current assets    (184,218)         92,566
      Other assets                                       --          (9,326)
      Accounts payable                           (1,020,014)      1,178,471
      Accrued payroll and related expenses          261,623          97,453
      Other accrued liabilities                     282,533        (401,772)
      Deferred revenue                              (13,459)        484,553
                                                -----------     -----------
        Net cash provided by operating
          activities                              1,537,312         307,663
                                                -----------     -----------
Cash flows from investing activities:
  Capital expenditures                           (1,901,128)    (11,388,568)
  Proceeds from sale of capital assets            1,147,261             --
                                                -----------     -----------
        Net cash used in investing activities      (753,867)    (11,388,568)
                                                -----------     -----------
Cash flows from financing activities:
  Issuance of common stock and warrants, net
    of stock repurchases                              9,242           6,371
Proceeds from accounts receivable line
    of credit                                       354,293         742,136
  Proceeds from issuance of promissory notes      2,500,000       1,985,000
  Payments on promissory notes                   (2,520,170)       (825,000)
  Proceeds from issuance of loans payable           700,000      10,322,699
  Payments on loans payable                      (1,537,256)            --
Payments on capital lease obligations              (366,323)       (406,194)
                                                -----------     -----------
Net cash (used in) provided by
  financing activities                             (860,214)     11,825,012
                                                -----------     -----------
        Net (decrease) increase in cash
          and cash equivalents                      (76,769)        744,107

Cash and cash equivalents at beginning of year    2,683,834       1,939,727
                                                -----------     -----------
Cash and cash equivalents at end of year        $ 2,607,065       2,683,834
                                                ===========     ===========


Supplemental disclosure of cash flow information:
  Cash paid during the year - interest          $ 1,424,286         582,579
                                                ===========     ===========


See accompanying notes to financial statements.

                           SYNERGY SEMICONDUCTOR CORPORATION
                             Notes to Financial Statements
                              December 31, 1997 and 1996

(1)     Organization and Summary of Significant Accounting Policies


Organization and Nature of Business

Synergy Semiconductor Corporation (the Company or Synergy) operates in one industry and is engaged in the design, manufacture, and marketing of high performance semiconductor products. The Company markets and distributes its products through independent sales representatives and distributors in North America and Europe, and through stocking representatives and distributors in Asia.


Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with original maturities of less than 90 days to be cash equivalents. The Company held no securities as of December 31, 1997, that met the criteria of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.


Revenue Recognition

Revenues from the shipment of semiconductor products are generally recognized upon shipment. Revenues on sales to domestic distributors are deferred until the merchandise is sold by the distributors. Revenue on sales to international distributors, whose return privileges are generally limited, are recognized upon shipment. The Company provides specific reserves for estimated returns and allowances when necessary.

Revenues relating to technology license agreements and contract engineering services are recognized as the efforts are expended or as deliverables are provided, which approximates the percentage-of-completion method.


Inventories

Inventories are stated at the lower of actual cost (which approximates first in, first out) or market. Market is based upon net realizable value, which is selling price less disposal costs.


Research and Development

The Company charges all research and development costs associated with the development of new products to expense when incurred. Engineering and design costs related to revenue on nonrecurring engineering services billed to customers are classified as research, development and engineering expenses and are expensed as incurred. Costs associated with start-up activities in the Company's new water fabrication facility totaled approximately $800,000 and $1,904,000 in the fiscal years ended December 31, 1996 and 1997, respectively. The start-up costs have been expensed as incurred, and have been included in research, development, and engineering expenses.


Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents and trade receivables. The Company has short-term cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of these investments to financial institutions evaluated as highly creditworthy.

A majority of the Company's trade receivables are derived from sales to distributors, sales and stocking representatives (both domestic and international), and manufacturers of computer systems. Management believes that any risk of loss is mitigated by the Company's credit evaluation process and collection terms. The Company generally does not require collateral.


Depreciation and Amortization

Depreciation on machinery and equipment is calculated using the straight-line method over the estimated useful lives of the assets (generally five years). Assets recorded under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.


Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.


Impairment of Long-Lived Assets

The Company assesses the recoverability of the carrying amount of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. If the estimated future undiscounted operating cash flows over the remaining useful life of the long-lived asset are less than the carrying amount of the asset, a charge to income would be recognized for the excess carrying amount of the asset over its fair value.


Stock Option Plan

The Company accounts for its stock option plan in accordance with the provisions of the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.
The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Basis of Presentation

As of December 31, 1997, the Company has an accumulated deficit. During 1998, the Company's most significant distributor declared bankruptcy. All inventory and accounts receivable related to such customer have been reserved against in the accompanying financial statements. The Company has taken steps to replace this distributor and no debt default conditions (that have not otherwise been waived) exist with respect to this matter as of December 31, 1997 and March 31, 1998 (see Note 9). The Company believes that cash generated from projected operating results, available credit facilities, and cash reserves will be sufficient to meet its working capital and debt repayment requirements and maintain its anticipated level of operations. Accordingly, these financial statements have been prepared on a going-concern basis.


(2)  Balance Sheet Components

     Inventories

     Inventories consisted of the following as of December 31:

                                                   1997             1996
                                               ------------    ------------
        Raw materials                          $    563,033         593,731
        Work in process                           3,559,912       3,560,432
        Finished goods                              996,416       1,810,746
                                               ------------    ------------
                                               $  5,119,361       5,964,909
                                               ============    ============

     Machinery and Equipment

     Machinery and equipment consisted of the following as of December 31:

                                                   1997             1996
                                               ------------    ------------

        Computers and equipment                $ 20,853,380      25,415,762
        Furniture and fixtures                      900,467         246,959
                                               ------------    ------------
                                                 21,753,847      25,662,721
        Less accumulated depreciation             9,628,533      13,116,349
                                               ------------    ------------
                                               $ 12,125,314      12,546,372
                                               ============    ============

(3)     Borrowing Arrangements

Line of Credit and Promissory Note

The Company has a $8,000,000 credit arrangement, which is comprised of a line of credit and a $2,500,000 promissory note (the "$8,000,000 Credit Facility"). The credit arrangement is available pursuant to a Loan and Security Agreement, as amended on December 16, 1996, and bears interest at the prime rate plus 2% per annum (10.50% as of December 31, 1997). The credit arrangement is subject to certain covenants and restrictions and is collateralized by substantially all of the assets of the Company. The line of credit expired on December 31, 1997. During 1997, the Company paid approximately $1,100,000 in addition to the monthly payments required by the term loan agreement. As of December 31, 1997, the Company had $3,264,191 outstanding on the line of credit and $467,741 outstanding on the promissory note, all of which is due in the next year.

On December 29, 1997, the Company established a $7,000,000 revolving credit line and a $4,000,000 equipment line with another financial institution (the "$11,000,000 Credit Facility") expiring May 1, 1999, bearing interest equal to the prime rate for borrowings greater than $100,000 or LIBOR plus 230 basis points for borrowings greater than $1,000,000. The credit arrangement is subject to certain covenants and restrictions and is collateralized by substantially all of the assets of the Company.


Capital Financing Loans

In November and December 1996, the Company obtained capital financing loans collateralized by certain of the Company's equipment. In December 1997, the Company obtained an additional $700,000 of capital financing. Balances due under these loans as of December 31, 1997, totaled $9,485,443, with $1,870,970 representing the current portion. Payments of principal and interest of approximately $223,000 are due each month through December 31, 2001, and approximately $14,000 per month thereafter through December 31, 2002. The loan agreements do not contain any restrictive covenants, and bear interest ranging from 8.40% to 9.60%.

On June 23, 1997, the Company obtained a $2,500,000 loan from an investment banking firm. The loan is secured by certain equipment of the Company and bears an annual interest rate of 7.75%. Repayment of the loan will occur in monthly installments from August 1997 through July 1999. The loan is subject to certain covenants and restrictions on indebtedness, business combinations, and other related items. In connection with the loan, the Company issued a warrant for $2,500 to purchase 250,000 shares of the Company's common stock at a per share exercise price of $2.00. These warrants expire on July 1, 2002.


Debt Repayment Schedule

A schedule of aggregate annual principal payments on long-term debt (excluding capital lease obligations) as of December 31, 1997, is as follows:

             Year ending
             December 31,
             ------------
                1998                                    $  6,842,264
                1999                                       2,676,346
                2000                                       1,903,618
                2001                                       1,903,618
                2002                                       1,903,618
                                                        ------------
                                                        $ 15,229,464
                                                        ============


Capital Lease Obligations

The following is a schedule by fiscal year of future minimum lease payments under capital lease obligations for certain machinery and equipment, together with the present value of the net minimum lease payments:
Year ending


             Year ending
             December 31,
             ------------
                1998                                    $    398,269
                1999                                           2,747
                                                        ------------
                Total minimum lease payments                 401,016

                Less amounts representing interest            22,482
                                                        ------------
                Present value of net minimum
                  lease payments                             378,534

                Less current portion                         375,535
                                                        ------------
                Long-term portion of capital lease
                  Obligations                           $      2,999
                                                        ============



Machinery and equipment under capital leases was approximately $1,577,000 as of December 31, 1997, with accumulated amortization of approximately $1,259,000.


(4)     Preferred and Common Stock

In December 1994, the Company's Board of Directors approved a 50-for-1 reverse stock split. Accordingly, all references in the accompanying financial statements to number of shares outstanding and authorized, stock options and warrants, and related prices for all periods presented reflect the reverse stock split.


Redeemable Convertible Preferred Stock

In May 1994, the Company and the holders of the certain bridge loans negotiated the conversion of the loans (total principal and interest balances outstanding as of May 1994 of $3,629,722), and the issuance of $1,500,000 in new financing, through 5% convertible promissory notes. During 1995, these notes converted into Series AA convertible preferred stock at a conversion rate equal to $0.01826 of outstanding principal (and interest) per share of Series AA convertible preferred stock (which is currently convertible into one share of common stock), and also resulted in the conversion of all outstanding Series A, B, C, and D convertible preferred stock into common stock.

In February and March 1995, the Company issued 5,771,230 shares of Series BB convertible preferred stock for $2,135,355. As a result of the issuance of Series BB convertible preferred stock, the Series AA convertible preferred stock is no longer redeemable.

The rights, preferences, and privileges of the holders of Series AA and BB convertible preferred stock are as follows:

 o The holders of Series AA and BB preferred stock are entitled to noncumulative dividends of $0.0913 and $0.037, respectively, per share per annum, or if greater, an amount equal to that paid on any other outstanding shares by the Company, payable quarterly, when and if declared by the Board of Directors.

 o The holders of Series BB preferred stock are entitled to a distribution in preference to the holders of Series AA preferred stock and holders of common stock of $0.37 per share plus any declared but unpaid dividends on such shares. The holders of Series AA preferred stock are entitled to a distribution in preference to holders of common stock of $0.913 per share plus any declared but unpaid dividends on such shares.

 o The preferred stock is convertible at the option of the holder, at any time, into one share of common stock, subject to certain adjustments. Conversion is automatic upon the earlier of the closing of the Company's sale of common stock in a public offering for which the aggregate proceeds equal or exceed $7,500,000 and the per share offering price is not less than $2.00, or upon written consent of a majority of the holders of preferred stock. The Company has reserved sufficient shares of common stock for the purpose of effecting the conversion of the Series AA and BB preferred stock.

 o The holders of preferred stock have voting rights equal to the number of common stock shares that would be held upon conversion.


Stock Option Plan

In July 1987, the Company adopted a Stock Option Plan (the 1987 Plan) that, as amended, expires in 1998, under which employees, directors, and consultants may be granted incentive or nonqualified stock options for the purchase of the Company's common stock. The Company has approximately 3,835,575 shares reserved for the 1987 Plan.

The option price per share shall be fixed by the plan administrator, but in no event shall the option price per share be less than 85% of the fair market value of a share of common stock on the date of the option grant. Options become exercisable on the date of grant, with one-quarter of the options (or shares, if the options had been exercised) vesting after one year, and the balance vesting ratably over the next three years, or as determined by the Board of Directors. Unvested options are canceled, and unvested shares issued are subject to repurchase by the Company following the termination of employment.


The following is a summary of option activity:

                                                    Options outstanding
                                                ---------------------------
                                                               Weighted-
                                                                average
                                     Options       Number        exercise
                                    Available        of           price
                                    for grant      shares       per share
                                  ------------  ------------  -------------

Balances as of December 31, 1995    1,164,543      622,511       $ 1.83

Options granted                      (639,500)     639,500         2.00
Options exercised                          --     (178,951)        0.04
Options canceled                      112,699     (112,699)        1.67
Unvested shares repurchased            17,589           --         0.04
                                  ------------  ------------  -------------
Balances as of December 31, 1996      655,331      970,361         2.29

Options granted                       (73,780)      73,780         2.00
Options exercised                          --       (8,103)        0.86
Options canceled                       81,928      (81,928)        2.28
Unvested shares repurchased             6,775           --         0.04
                                  ------------  ------------  -------------
Balances as of December 31, 1997      670,254      954,110         2.28
                                  ===========   ============  =============



As of December 31, 1997 and 1996, 413,865 and 205,717 shares, respectively, of the outstanding options were vested under the 1987 Plan. As of December 31, 1997 and 1996, 83,561 and 372,466 shares, respectively, of common stock outstanding as a result of options exercised were subject to repurchase by the Company.

The weighted-average fair value of stock options granted during 1997 and 1996, was $0.75 per share, using the Black-Scholes option pricing model with the following weighted-average assumptions: no expected volatility or dividends; expected life of 7.47 years; and risk-free interest rate of 6.5% in 1997 and 1996.

The following table summarizes options outstanding as of December 31, 1997:


                                                             Weighted-
                                                              average
                                            Number of        remaining
                          Range of           options        contractual
                       exercise prices     outstanding          life
                       ---------------     -----------      -----------
                          $   0.04            87,823         6.96 years
                              2.00           823,197         8.51
                              5.00             1,343         0.88
                              7.00                24         1.57
                             10.00               593         2.01
                             12.50            41,130         4.67
                                           -----------

                         0.04 - 12.50        954,110         7.47
                                           ===========

The Company applies APB Opinion No. 25 in accounting for the 1987 Plan, and, accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would not have been significantly impacted.

Warrants

The Company issued 2,500 warrants for the purchase of shares of Series C and D convertible preferred stock in conjunction with amendments to a note payable. The exercise prices range from $153.75 to $187.50 per share, and 1,174 warrants expired in November 1996; 826 warrants expire in January 1998; and 500 warrants expire in January 1999. The aggregate fair value of the above warrants is not material.

In January 1991, the Company issued warrants to purchase 22 shares of Series D preferred stock at $187.50 per share. The Company's obligation to issue warrants in conjunction with lease financing under the strategic alliance agreement has been fulfilled. These warrants expire in January 1998. The fair value of these warrants was not material.

In connection with a bridge loan financing in July and August 1992, the Company issued a total of 104,702 warrants to purchase the Company's common stock at $12.50 per share. The warrants were assigned an estimated fair value of $0.50 per share. These warrants expired on July 29, 1997.
In connection with a bridge loan financing in October 1993, the Company issued a total of 121,907 warrants to purchase the Company's common stock at $12.50 per share. The warrants were assigned an estimated fair value of $0.05 per share. These options expire on October 20, 1998.

In February 1996, in conjunction with a facility lease agreement, the Company issued warrants to purchase 200,000 shares of its common stock at $4.50 per share. The warrants expire upon the earlier of 5 years from the date of the consummation of a public offering of the Company's common stock or 30 days from the date of notice by the Company that the fair market value of a share at the Company's common stock has reached $13.50. The fair value assigned to these warrants was not material.
The following summarizes all warrants outstanding as of December 31, 1997:


                                           Price             Number
                                         per share         of shares
                                         ----------        ----------
Preferred stock                           $ 187.50             1,348
Common stock                                  2.00           250,000
Common stock                                  4.50           200,000
Common stock                                 12.50           121,907



As of December 31, 1997, the Company has reserved a total of 573,255 shares of common stock for the exercise of warrants.

(5)     German Joint Venture/Technology License

In March 1993, the Company entered into a joint venture with the German government to establish a semiconductor manufacturing operation in the Republic of Germany. A contribution agreement called for Microelectronik et. al. (MTG) to contribute certain assets of its electronic components division to HalbleiterElektronik GmbH (HEG), the Joint Venture, for 100% of the shares of the Joint Venture. Through a Shareholder Resolution, HEG allocated a 49% ownership to the Company for approximately $30,000.

During 1997, the joint venture declared bankruptcy and, accordingly, was terminated.

The Company purchased and/or provided approximately $404,000 and $538,000 in goods and services on behalf of the joint venture for the years ended December 31, 1997 and 1996, respectively. Receivables related to reimbursements as of December 31, 1996 totaled $119,485.


(6)     Income Taxes

The Company recorded no income tax expense in 1997 primarily due to the amortization of research expenses deferred for tax purposes and the availability of net operating loss carryforwards.

As of December 31, 1997, the Company had total deferred tax assets of approximately $18,250,000 and deferred tax liabilities of approximately $565,000. The net deferred tax assets of approximately $17,685,000 are offset by a full valuation allowance. The net change in the total valuation allowance for the year ended December 31, 1997, was a decrease of approximately $961,000.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1997, primarily include research expenses deferred for tax purposes, difference in book and tax depreciation reserves and accruals not currently deductible, net operating loss carryforwards, and research credit carryforwards.

As of December 31, 1997, the Company had net operating loss carryforwards of approximately $27,390,000 and $7,593,000 for federal and California income tax purposes, respectively. The federal net operating losses expire from 2002 to 2012. The California net operating losses expire from 1998 to 2001. Also, the Company had research credit carryforwards of approximately $2,885,000 and $1,070,000 for federal and California income tax purposes, respectively. If not utilized, the federal research credit carryforwards will expire in 2002 through 2012. There is no expiration provision for California research carryforwards.

Under the Tax Reform Act of 1986, the amounts of and benefit from net operating losses and credits that can be carried forward may be limited in certain circumstances. Events that may affect these carryforwards include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period. The Company's net operating loss carryforwards and credits may also be limited for federal and California alternative minimum tax purposes, resulting in current federal and/or state taxation.


(7)     Employee Benefit Plan

The Company has a 401(k) plan that allows eligible employees to contribute up to 20% of their compensation limited to $9,500 in 1997. Employee contributions and earnings thereon vest immediately. The Company matches up to the first $500 contributed by each employee. Matching contributions in 1997 totaled $54,677.

(8)     Commitments

The Company leases its facilities under an operating lease that expires in October 2006. In addition to lease payments, the Company is responsible for taxes, insurance, and maintenance of leased premises.
Total future rental commitments under all noncancelable operating leases as of December 31, 1997, are as follows:



          Year ending          December 31,
          -----------
             1998                           $   1,439,759
             1999                               1,487,777
             2000                               1,498,984
             2001                               1,555,020
             2002 and Thereafter                7,885,779
                                            -------------
                                            $  13,867,319
                                            =============


Rental expense was approximately $1,592,644 and $918,000 for the years ended December 31, 1997 and 1996, respectively.

 (9)     Subsequent Events

In January 1998, the Company repaid all outstanding balances due under the $8,000,000 Credit Facility through borrowings under the $11,000,000 Credit Facility (see Note 3).

In April 1998, the Company's largest Asian distributor declared bankruptcy. Sales to this distributor totaled 29% and 39% of total net revenues for the fiscal years ended December 31, 1997 and 1996, respectively. As a result of the bankruptcy, current year financial statements have been adjusted to exclude all revenues for which payment had not yet been received and inventory reserves have been adjusted to reflect any potential excess and obsolete inventory due to the loss of this distributor (see Note 1).

As of the date of the bankruptcy filing, amounts owed to the Company by the distributor totaled approximately $2,600,000, of which approximately $970,000 was outstanding as of December 31, 1997, related to fiscal 1997, and inventory on hand which was impacted by the bankruptcy as of December 31, 1997, for which a reserve was provided of approximately $740,000. The adjustment to the fiscal 1997 and 1998 results did cause the Company to breach the financial covenants contained in the $11,000,000 Credit Facility, which would have impacted the facility's availability as of December 31, 1997 and March 31, 1998, respectively. The Company has obtained waivers as to the aforementioned covenant noncompliance situations.

                          SYNERGY SEMICONDUCTOR CORPORATION

                              Condensed Balance Sheets
                        (In thousands, except share amounts)
                                    (Unaudited)


                                                September 30,  December 31,
                  Assets                             1998          1997
                                                -------------  ------------
Current assets:
  Cash and cash equivalents                      $        973  $      2,607
  Accounts receivable, net                              4,419         7,003
  Inventories                                           7,306         5,119
  Other current assets                                    187           303
                                                -------------  ------------
    Total current assets                               12,885        15,032

Machinery and leasehold improvements, net              10,962        12,125
Other assets                                              245           245
                                                -------------  ------------
                                                $      24,092  $     27,402
                                                =============  ============

Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                              $       1,156  $      2,291
  Line of credit                                        4,184         3,264
  Current portion of long-term obligations              3,403         3,953
  Deferred revenue on shipments to distributors         1,122         1,004
  Other current liabilities                             2,084         1,932
                                                -------------  ------------
    Total current liabilities                          11,949        12,444

Long-term obligations                                   7,118         8,390
                                                -------------  ------------

    Total liabilities                                  19,067        20,834
                                                -------------  ------------
Shareholders' equity:
  Convertible preferred stock, no par value;
    14,000,000 shares authorized; 11,520,574
    shares issued and outstanding (liquidation
    preference of $7,381,506)                           7,297         7,297

  Common stock, no par value; 18,000,000 shares
    authorized; 2,756,817 and   2,717,422 shares
    issued and outstanding in September 1998 and
    December 1997, respectively                        31,911        31,910
  Accumulated deficit                                 (34,183)      (32,639)
                                                -------------  ------------
      Total shareholders' equity                        5,025         6,568
                                                -------------  ------------
                                                $      24,092  $     27,402
                                                =============  ============

See accompanying notes to condensed financial statements.

                       SYNERGY SEMICONDUCTOR CORPORATION
                       Condensed Statements of Operations
                           (In thousands, unaudited)

                                                   Nine Months Ended
                                                      September 30,
                                           --------------------------------
                                                 1998            1997
                                           --------------    --------------

Net revenues                               $       22,871    $       26,422

Cost of revenues                                   12,659            13,350
                                           --------------    --------------

    Gross margin                                   10,212            13,072
                                           --------------    --------------
Operating expenses:
  Research and development                          6,354             7,026
  Selling, general and administrative               4,480             4,174
                                           --------------    --------------

    Total operating expenses                       10,834            11,200
                                           --------------    --------------
    Income (loss) from operations                    (622)            1,872

Other expense, net                                   (922)             (248)
                                           --------------    --------------

     Net income (loss)                     $       (1,544)   $        1,624
                                           ==============    ==============


See accompanying notes to condensed financial statements.

                        SYNERGY SEMICONDUCTOR CORPORATION
                        Condensed Statements of Cash Flows
                            (In thousands, unaudited)

                                                   Nine Months Ended
                                                      September 30,
                                           --------------------------------
                                                 1998            1997
                                           --------------    --------------
Cash flows from operating activities:
  Net income (loss)                        $       (1,544)   $        1,624
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
     Depreciation and amortization                  2,483             1,275
  Gain on disposal of capital equipment                --              (869)
  Changes in operating assets and
     liabilities:
     Accounts receivable, net                       2,584            (1,593)
     Inventories                                   (2,187)              478
     Other current assets                             116              (271)
     Accounts payable                              (1,135)             (966)
     Other current liabilities                        152               459
     Deferred revenue on shipments to
       Distributors                                   118                37
                                           --------------    --------------
          Net cash provided by operating
            Activities                                587               174
                                           --------------    --------------

Cash flows from investing activities:

  Capital expenditures                             (1,320)           (1,351)
  Proceeds from sale of capital assets                 --             1,133
                                           --------------    --------------

Net cash used in investing activities              (1,320)             (218)
                                           --------------    --------------
Cash flows from financing activities:
  Proceeds from issuance of common stock                1                 3
  Borrowings under line of credit                     920               441
  Proceeds from issuance of long-term
    Obligations                                     1,297             2,500
  Payments on long-term obligations                (3,119)           (3,391)
                                           --------------    --------------
          Net cash used in financing
            Activities                               (901)             (447)
                                           --------------    --------------
Net decrease in cash and cash equivalents          (1,634)             (491)

Cash and cash equivalents at beginning
  of period                                         2,607             2,684
                                           --------------    --------------
Cash and cash equivalents at end of period $          973    $        2,193
                                           ==============    ==============

Supplemental disclosure of cash flow
  information:
  Cash paid during the period - interest   $          928    $        1,135
                                           ==============    ==============



See accompanying notes to condensed financial statements.

(1)     Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1998 are not Necessarily indicative of the results that may be expected for the year ending December 31, 1998. The financial data should be read in conjunction with the Audited financial statements and notes included herein.



(2)     Inventories

        Inventories consisted of the following (in thousands):

                                                September 30,  December 31,
                                                     1998          1997
                                                -------------  ------------
            Finished goods                       $      1,106  $        996
            Work in process                             5,801         3,560
            Raw materials                                 399           563
                                                -------------  ------------
                                                 $      7,306  $      5,119
                                                =============  ============


(3)     Income Taxes

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered the Company's history of losses and concluded that it is more likely than not the Company will not generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved.


(4)     Subsequent Event

In November 1998, the Company was acquired by Micrel, Inc. for cash of approximately $9.9 million, plus related acquisition costs, and the assumption of certain operating assets and liabilities of the Company. The transaction was accounted for as a purchase.

                                              MICREL, INCORPORATED

                                 Pro Forma Condensed Combining Balance Sheet

                                           (In thousands, unaudited)


           Assets                 Micrel as of       Synergy as of     Pro Forma           Pro Forma
                              September 30, 1998  September 30, 1998  Adjustments   Notes   Combined
                              ------------------  ------------------  -----------  ------- ----------
Current assets:
  Cash, cash equivalents and
    short-term investments     $      28,814      $          973     $  (11,200)   (1)(4)  $  18,587
  Accounts receivable, net            24,806               4,419                              29,225
  Inventories                         11,999               7,306          3,296      (2)      22,601
  Other current assets                 6,715                 187                               6,902
                               -------------      --------------     ----------            ---------
Total current assets                  72,334              12,885         (7,904)              77,315

Equipment and leasehold
  improvements, net                   47,996              10,962         (6,892)     (2)      52,066
Intangible assets, net                    --                  --          4,971      (3)       4,971
Deferred tax asset                        --                  --          1,336      (2)       1,336
Other assets                             197                 245                                 442
                               -------------      --------------     ----------            ---------
                               $     120,527      $       24,092     $   (8,489)           $ 136,130
                               =============      ==============     ==========            =========

Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable             $       6,591      $        1,156                          $    7,747
  Line of credit                          --               4,184                               4,184
  Current portion of long-term
    Obligations                        1,583               3,403                               4,986
  Deferred income on shipments
    to distributors                    3,249               1,122                               4,371
  Other current liabilities            8,278               2,084            273      (4)      10,635
                               -------------      --------------     ----------            ---------
Total current liabilities             19,701              11,949            273               31,923

Long-term obligations                  6,327               7,118                              13,445

Shareholders' equity:
  Preferred stock                        --                7,297         (7,297)     (5)          --
  Common stock                       33,000               31,911        (31,911)     (5)      33,000
  Net unrealized gains on
   short-term investments                12                   --                                  12
  Retained earnings (deficit)        61,487              (34,183)        30,446     (5)(6)    57,750
                              -------------       --------------     ----------            ---------
Total shareholders' equity           94,499                5,025         (8,762)              90,762
                              -------------       --------------     ----------            ---------
                              $     120,527       $       24,092     $   (8,489)           $ 136,130
                              =============       ==============     ==========            =========

See accompanying notes to condensed combining financial statements.

                                           MICREL, INCORPORATED

                        Pro Forma Condensed Combining Statements of Operations

                                 (In thousands, except per share amounts)

                                                 (Unaudited)


           Assets                Micrel as of       Synergy as of     Pro Forma             Pro Forma
                              December 31, 1998   December 31, 1998  Adjustments    Notes     Combined
                              -----------------  -----------------   -----------  ---------  ----------
Net revenues                   $       104,158    $        37,428    $                       $  141,586

Cost of revenues                        48,641             19,618         2,226   (7)(8)(9)      70,485
                              ----------------   ----------------    ----------               ---------
    Gross margin                        55,517             17,810        (2,226)                 71,101
                              ----------------   ----------------    ----------               ---------

Operating expenses:
  Research and development              13,986             9,136            472      (7)         23,594
  Selling, general and
    Administrative                      17,128             5,858            318      (7)         23,304
                              ----------------   ----------------    ----------               ---------

      Total operating expenses          31,114            14,994            790                  46,898
                              ----------------   ----------------    ----------               ---------

Income from operations                  24,403             2,816         (3,016)                 24,203

Other income (expense), net                971              (575)          (683)     (10)          (287)
                              ----------------   ----------------    -----------              ---------

      Income before income taxes        25,374             2,241         (3,699)                 23,916

Provision (benefit) for income
  Taxes                                  8,627                --         (1,480)     (11)         7,147
                              ----------------   ---------------     -----------              ---------
       Net income             $         16,747   $         2,241     $   (2,219)              $  16,769

Net Income per share:

  Basic                       $           0.88                                                $    0.88
                              ================                                                =========
  Diluted                     $           0.80                                                $    0.81
                              ================                                                =========

Shares used in computing per
  share amounts:
  Basic                                 19,069                                                   19,069
                              ================                                                =========
  Diluted                               20,822                                                   20,822
                              ================                                                =========



See accompanying notes to condensed combining financial statements.

                                           MICREL, INCORPORATED

                          Pro Forma Condensed Combining Statements of Operations

                                  (In thousands, except per share amounts)

                                                 (Unaudited)


           Assets                 Micrel as of      Synergy as of      Pro Forma              Pro Forma
                              September 30, 1998  September 30, 1998  Adjustments    Notes     Combined
                              ------------------  ------------------  -----------  ---------  ----------
Net revenues                   $        102,587    $        22,871    $                       $  125,458

Cost of revenues                         45,790             12,659          (802)   (7)(8)        57,647
                               ----------------    ---------------    ----------              ----------

    Gross margin                         56,797             10,212           802                  67,811

Operating expenses:
  Research and development               13,564              6,354           353      (7)         20,271
  Selling, general and
    Administrative                       16,018              4,480           239      (7)         20,737
                               ----------------   ----------------    ----------               ---------

    Total operating expenses             29,582             10,834           592                  41,008
                               ----------------   ----------------    ----------               ---------

    Income (loss) from
      operations                         27,215               (622)          210                  26,803

Other income (expense), net               1,000               (922)         (496)     (10)          (418)
                               ----------------   ----------------    ----------               ---------

    Income (loss) before
      income taxes                       28,215             (1,544)         (286)                 26,385

Provision (benefit) for income
  Taxes                                   9,593                 --          (114)     (11)         9,479
                               ----------------   ----------------    ----------               ---------

    Net income (loss)          $         18,622   $         (1,544)   $     (172)              $  16,906
                               ================   ================    ==========               =========

Net Income (loss) per share:
  Basic                        $           0.94                                                $    0.86
                               ================                                                =========
  Diluted                      $           0.88                                                $    0.80
                               ================                                                =========

Shares used in computing per
  share amounts:
  Basic                                  19,734                                                    19,734
                               ================                                                ==========
  Diluted                                21,141                                                    21,141
                               ================                                                ==========


See accompanying notes to condensed combining financial statements.

                           MICREL, INCORPORATED

         Notes to Pro Forma Condensed Combining Financial Statements


1.     ACQUISITION

     On November 9, 1998, pursuant to that certain Merger Agreement dated as of October 21, 1998, between the Registrant, MISYN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant ("Merger Sub"), and Synergy Semiconductor Corporation, a California corporation ("Synergy"), as amended by that certain side letter dated November 9, 1998, between the Registrant and Synergy (as so amended the "Merger Agreement"), the Registrant acquired Synergy through the merger of Merger Sub with and into Synergy for a cash purchase price of $9.9 million (the "Purchase Price"). Twenty percent (20%) of the Purchase Price was deposited in escrow pursuant to the terms of that certain Escrow Agreement dated November 9, 1998, by and between the Registrant, John F. Stockton, as representative of the Synergy shareholders, and Bank of the West. The balance of the Purchase Price was transferred to the paying agent to be paid to the former Synergy shareholders pursuant to the terms of the Merger Agreement. The Registrant also paid transaction fees of $1.3 million and accrued direct merger costs of approximately $300 thousand.

     Approximately $12.9 million of the total Purchase Price and net liabilities assumed of approximately $1.5 million was allocated to intangible assets. Of that amount, approximately $3.7 million was allocated to purchased in-process technology, that has not reached technological feasibility and has no alternative future use, for which the Registrant expects to record a one-time charge in the quarter ended December 31, 1998. The remaining portion of the Purchase Price, $9.2 million, will be allocated to intangible assets, which are expected be amortized on a straight line basis over a period of three to five years. The amount of the one time charge was derived from a valuation based on the Securities and Exchange Commission guidance issued in a September 9, 1998 letter to the American Institute of Certified Public Accountants.

     The purchase price of the acquisition of Synergy is computed as follows (in thousands):


     Cash                                        $    9,900
     Direct transaction costs                         1,573
     Fair market value of liabilities assumed        20,110
                                                 ----------
     TOTAL                                       $   31,583
                                                 ==========

     The purchase price is expected to be allocated as follows (in thousands):

                                                              Amortization
                                                             Period (Years)
                                                             --------------

     Current assets                              $   13,564
     Equipment and other                              5,074
     Intangible assets:
       Developed and core technology    $  5,938                    5
       Assembled workforce                 1,019                    3
       Tradename/Patents                   1,079                    5
       Customer relationships              1,172                    5
                                        --------
         Subtotal - intangible assets                 9,208
       In-process technology                          3,737     Expensed
                                                 ----------
       TOTAL                                     $   31,583
                                                 ==========


     This method of combining the companies is only for the presentation of pro forma unaudited condensed combining financial statements. Actual statements of operations of the companies will be combined from the effective date of the acquisition, with no retroactive restatement.

     The unaudited pro forma condensed combining statements of operations do not include the estimated one-time $3.7 million charge for purchased in-process technology arising from this acquisition, as it is a material nonrecurring charge. The estimated one time charge is expected to be included in the actual consolidated statement of operations of Micrel in the fourth quarter of 1998.

     The following pro forma adjustments have been made to the pro forma condensed combining financial statements.

(1) Reflects cash paid of approximately $9.9 million to the shareholders of Synergy.

(2) Reflects the allocation of Purchase Price to fixed assets and inventory per Accounting Principles Board Opinion No. 16 "Business Combinations" (APB No. 16) and related deferred tax effect.

(3) Reflects an estimated allocation of Purchase Price to intangible assets calculated as of September 30, 1998.

(4) Reflects the payment of approximately $1.3 million and the accrual of approximately $273,000 for estimated costs directly attributable to the completion of the acquisition.

(5) Reflects the elimination of Synergy's shareholders' equity.

(6) Includes an estimated one-time charge of approximately $3.7 million for purchased in-process technology identified in the Purchase Price allocation.

(7) Reflects pro forma amortization of the purchased intangibles over the estimated useful lives ranging from three to five years of $2.0 million for the year ended December 31, 1997 and $1.5 million for the nine months ended September 30, 1998.

(8) Reflects a pro forma decrease in depreciation of $2.3 million for the year ended December 31, 1997 and $1.7 million for the nine months ended September 30, 1998 associated with the allocation of Purchase Price to fixed assets per APB No. 16.

(9) Reflects a pro forma increase in cost of revenues of $3.3 million for the year ended December 31, 1997 associated with the allocation of the Purchase Price to inventory per APB No. 16.

(10) Reflects interest income that would have been foregone as a consequence of the reduction of funds available for investments resulting from the acquisition.

(11) Reflects the tax effect of pro forma adjustments at the statutory rate.

                               INDEX TO EXHIBITS


    Exhibit
    Number                            Description
    -------   ----------------------------------------------------------
     2.1*     Merger Agreement dated October 21, 1998, by and between
              Micrel, Incorporated, MISYN Acquisition Corp. and Synergy
              Semiconductor Corporation.

     2.2*     Letter agreement dated November 9, 1998, between Micrel,
              Incorporated, MISYN Acquisition Corp. and Synergy
              Semiconductor Corporation.

     2.3*     Escrow Agreement dated November 9, 1998, between Micrel,
              Incorporated, John F. Stockton, as representative of the former Synergy shareholders, and Bank of the West.

23.1 Independent Auditors' Consent (KPMG LLP)

------------------


* Previously filed as exhibits to Form 8-K dated November 9, 1998 filed with the Commission on November 23, 1998 regarding the acquisition of Synergy.